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                                                                      EXHIBIT 12


                               AVISTA CORPORATION
              Computation of Ratio of Earnings to Fixed Charges and
                  Preferred Dividend Requirements Consolidated
                             (Thousands of Dollars)


                                          12 Mos. Ended               Years Ended December 31
                                             March 31,    -----------------------------------------------
                                               2001         2000         1999         1998         1997
                                          -------------   --------     --------     --------     --------
Fixed charges, as defined:
      Interest on long-term debt             $ 72,001     $ 65,314     $ 62,032     $ 66,218     $ 63,413
      Amortization of debt expense
        and premium - net                       3,568        3,409        3,044        2,859        2,862
      Interest portion of rentals               4,320        4,324        4,645        4,301        4,354
                                             --------     --------     --------     --------     --------
          Total fixed charges                $ 79,889     $ 73,047     $ 69,721     $ 73,378     $ 70,629
                                             ========     ========     ========     ========     ========

Earnings, as defined:
      Net income from continuing ops         $110,557     $ 91,679     $ 26,031     $ 78,139     $114,797
      Add (deduct):
        Income tax expense                     86,073       73,461       16,740       43,335       61,075
        Total fixed charges above              79,889       73,047       69,721       73,378       70,629
                                             --------     --------     --------     --------     --------
          Total earnings                     $276,519     $238,187     $112,492     $194,852     $246,501
                                             ========     ========     ========     ========     ========

Ratio of earnings to fixed charges               3.46         3.26         1.61         2.66         3.49

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